Samaritan Exclusively Licenses Innovative Blood Diagnostic to Uncover Whether Breast Tumor Is Cancer

Blood Test Can Detect One Single Aggressive Cancer Cell Out of Millions of Normal Blood Cells

Diagnostic Technology Thought to Detect Prostrate and Colon Cancer, As Well

LAS VEGAS, July 30, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV - News), a developer of innovative drugs, announced today that it has entered into an exclusive licensing agreement with Georgetown University for an innovative blood test diagnostic that, detects whether a breast tumor is cancer and if diagnosed as cancer, the blood test detects the cancer’s aggressiveness to metastasize and spread throughout the body.

The innovative cancer diagnostic blood test was discovered as a result of its research and development collaboration with Georgetown University giving Samaritan first rights to license. The diagnostic, screens for targeted tumor cell markers and has demonstrated the ability to identify just one circulating breast cancer cell out of millions of normal blood cells.

See peer reviewed journal publications:
http://www.samaritanpharma.com/publications_and_patents.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease. Samaritan’s business strategy is to partner its later stage drugs after Phase II (proof of concept) human studies and has executed its first partnership for its PII, HIV drug SP-01A, with Pharmaplaz, Ireland. The FDA has authorized an investigational new drug (IND) # and a Phase I for its Alzheimer’s drug Caprospinol and Samaritan has several other drugs it is advancing to enter (IND) status. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Source: Samaritan Pharmaceuticals, Inc.